AmTrust Financial Services, Inc. Reports Fourth Quarter Operating Earnings(1) of $40.7 Million and Net Income of $37.9 Million

Book Value Per Share of $14.82, Up 23.2% Since Year-end 2010

Fourth Quarter and Full Year 2011 Financial Highlights

•	Operating diluted EPS (1) of $0.66 compared to $0.57 in the fourth quarter 2010
•	Annualized operating return on equity(1) of 18.8% and annualized return on equity of 17.6%
•	Gross written premium of $586.8 million, up 23.6%, and net earned premium of $299.4 million, up 42.3% from fourth quarter 2010
•	Commission and other revenues of $87.1 million, up 20.6% from fourth quarter 2010
•	Operating earnings (1) of $40.7 million, up 17.9% from fourth quarter 2010
•	Net income of $37.9 million compared to $33.6 million from fourth quarter 2010
•	Diluted EPS of $0.61 compared to $0.56 in the fourth quarter 2010
•	Combined ratio of 89.0% compared to 87.6% in the fourth quarter 2010
•	Full year operating return on equity(1) of 22.3% and return on equity of 21.2%
•	Full year gross written premium of $2.15 billion, up 37.8%, and net earned premium of $1.04 billion, up 39.1% over 2010
•	Full year operating earnings(1) of $179.5 million, up 29.7% from 2010
•	Full year operating diluted EPS(1) of $2.91 compared with $2.29 in 2010
•	Full year net income of $170.4 million, up 19.6% from 2010
•	Full year diluted EPS of $2.77 compared with $2.36 in 2010
•	Full year combined ratio of 89.0% compared to 85.3% in 2010
•	Book value per share of $14.82, up from $12.03 at year-end 2010
•	Fourth quarter results include a $0.01 per diluted share net loss on life settlement contracts. Full year results include a $0.38 per diluted share net gain on life settlement contracts compared with $0.10 per diluted share in 2010

NEW YORK, Feb. 15, 2011 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq:AFSI) (“the Company”) today reported fourth quarter 2011 operating earnings (1) of $40.7 million, or $0.66 per diluted share up from $34.5 million, or $0.57 per diluted share, in the fourth quarter of 2010. Net income totaled $37.9 million, or $0.61 per diluted share for the fourth quarter of 2011 up from $33.6 million, or $0.56 per diluted share in the fourth quarter of 2010.

For the full year 2011, operating earnings (1) totaled $179.5 million, or $2.91 per diluted share, up from $138.4 million or $2.29 per diluted share in 2010. Net income in 2011 totaled $170.4 million, or $2.77 per diluted share, up from $142.5 million or $2.36 per diluted share in 2010.

Fourth Quarter 2011 Results

Total revenue of $386.5 million increased $103.8 million, or 36.7%, from $282.7 million in the fourth quarter of 2010. Gross written premium of $586.8 million rose $111.9 million, or 23.6%, from the fourth quarter in 2010. Net written premium of $345.0 million increased $86.4 million, or 33.4%, from $258.6 million in the fourth quarter in 2010. Net earned premium of $299.4 million increased $89.0 million, or 42.3%, from $210.4 million in the fourth quarter of 2010.

Commission and other revenues of $87.1 million increased $14.9 million, or 20.6%, from the fourth quarter of 2010 and represented 22.5% of total revenue. The combined ratio totaled 89.0% compared with 87.6% in the fourth quarter of 2010.

Ceding commissions, primarily related to the quota-share agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $42.1 million, up 19.8% from $35.2 million a year ago. During the quarter, AmTrust ceded $189.3 million of gross written premium and $148.8 million of earned premium to Maiden compared to $127.0 million of gross written premium and $112.0 million of earned premium ceded in the fourth quarter of 2010.

Total service and fee income of $30.1 million increased 33.5% from $22.6 million in the fourth quarter of 2010 and included $4.6 million from related parties compared with $3.5 million in the fourth quarter of 2010.

Investment income, excluding net realized gains and losses, totaled $13.7 million, an increase of 21.5% from $11.3 million in the fourth quarter of 2010. In addition, fourth quarter 2011 results include net realized investment gains of $1.2 million, or $771,000 after-tax, on certain fixed income and equity investments compared with $3.3 million, or $2.1 million after-tax, in the fourth quarter of 2010.

Loss and loss adjustment expense totaled $194.3 million, an increase of $54.6 million from $139.7 million in the fourth quarter of 2010 and resulted in a loss ratio of 64.9% compared with 66.4% for the fourth quarter of 2010.

Acquisition costs and other underwriting expense of $114.3 million increased $34.6 million from the fourth quarter of 2010. Acquisition costs and other underwriting expenses less ceding commissions totaled $72.2 million compared with $44.6 million in the fourth quarter of 2010. The expense ratio was 24.1%, up from 21.2% in the fourth quarter of 2010.

Other expense of $23.8 million increased $3.2 million from $20.6 million in the fourth quarter of 2010.

Full Year 2011 Results

Total revenue of $1.36 billion increased $355.3 million, or 35.4%, from $1.0 billion in 2010. Gross written premium of $2.15 billion rose $589.7 million, or 37.8%, compared to $1.56 billion a year ago. Net written premium of $1.28 billion increased $449.4 million, or 54.3%, from $827.2 million in 2010. Net earned premium of $1.04 billion increased $291.2 million, or 39.1%, from $745.7 million in 2010.

Commission and other revenues of $320.9 million increased $64.1 million, or 25.0%, compared to 2010 and represented 23.6% of total revenue. The combined ratio totaled 89.0% compared with 85.3% in 2010.

Ceding commissions, primarily related to the quota-share agreements with Maiden, totaled $154.0 million, up 11.3% from $138.3 million a year ago. During 2011, AmTrust ceded $703.2 million of gross written premium and $559.6 million of earned premium to Maiden compared to $463.0 million of gross written premium and $441.3 million of earned premium ceded in 2010.

Total service and fee income of $108.7 million increased 75.1% from $62.1 million in 2010 and included $16.7 million from related parties compared with $12.3 million in 2010.

Investment income, excluding net realized gains and losses, totaled $55.5 million, an increase of 9.9% from $50.5 million in 2010. In addition, results in 2011 include net realized investment gains of $2.8 million, or $1.8 million after-tax, on certain fixed income and equity investments compared with gains of $6.0 million, or $3.9 million after-tax, in 2010.

Loss and loss adjustment expense totaled $678.3 million, an increase of $206.8 million from $471.5 million in 2010 and resulted in a loss ratio of 65.4% compared with 63.2% for 2010.

Acquisition costs and other underwriting expense of $398.4 million increased $95.6 million as compared to 2010. Acquisition costs and other underwriting expenses less ceding commissions totaled $244.5 million compared with $164.5 million in 2010. The expense ratio was 23.6%, up from 22.1% in 2010.

Other expense of $86.6 million increased $30.2 million from $56.4 million in 2010.

Total assets of $5.7 billion increased 35.9% from $4.2 billion at December 31, 2010. Total assets in 2011 included a $523.4 million or a 33.6% increase in cash, cash equivalents and investments to $2.1 billion. Shareholders' equity of $890.6 million increased 24.3% from $716.5 million at year-end 2010.

On December 21, 2011, the Company completed the sale of $175 million aggregate principal amount of its 5.50% convertible senior notes (the “notes”) due 2021. The notes will be convertible into common shares at an initial conversion price of approximately $31.83 per share of common stock. On January 19, 2012, AmTrust sold an additional $25 million overallotment of the notes.

During 2011, the Board of Directors declared dividends totaling $0.34 per share. As of December 31, 2011, the Company's long-term debt-to-capitalization ratio was 23.9% compared with 16.8% at year-end 2010.

(1) References to operating earnings, operating diluted EPS, and operating return on equity are non-GAAP financial measures defined by the Company as net income, diluted earnings per share and return on equity excluding after-tax net realized investment gains and losses on securities, non-cash amortization of certain intangible assets, foreign currency transaction gain and loss, gain on Majestic transaction and gain or loss on investments in unconsolidated subsidiary. Please see the Non-GAAP Financial Measures table at the end of this release for important information about the use of these non-GAAP measures and their reconciliation to GAAP.

Conference Call:

On February 15, 2012 at 9 a.m. ET, CEO Barry Zyskind and CFO Ron Pipoly will review these results via a conference call and webcast that may be accessed as follows:

Toll-Free Dial-in:   877.755.7421

Toll Dial-in (Outside the U.S):   973.200.3087

Webcast registration: http://ir.amtrustgroup.com/events.cfm

A replay of the conference call will be available at approximately 12:00 p.m. ET Wednesday, February 15, 2012 through February 22, 2012. To listen to the replay, please dial 800.585.8367 (within the U.S.) or 404.537.3406 (outside the U.S.) and enter replay passcode 47923755, or access http://ir.amtrustgroup.com/events.cfm.

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

The AmTrust Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3280

Forward Looking Statements

This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, successful integration of acquired businesses, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., American Capital Acquisition Corporation, or third party agencies and warranty administrators, difficulties with technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

Investor Relations
Elizabeth Malone CFA
beth.malone@amtrustgroup.com
646.458.7924

Hilly Gross
New York, New York
hilly.gross@amtrustgroup.com
646.458.7925

AmTrust Financial Services, Inc.

Income Statement

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Three Months Ended December 31,
	2011	2010	2011	2010

Gross written premium	$586,761	$474,865	$2,150,472	$1,560,822

Premium income
Net written premium	$344,994	$258,581	$1,276,597	$827,226
Change in unearned premium	(45,601)	(48,168)	(239,736)	(81,567)
Net earned premium	299,393	210,413	1,036,861	745,659

Ceding commission (primarily related party)	42,123	35,152	153,953	138,261
Service and fee income	30,114	22,562	108,660	62,067
Investment income, net	13,700	11,280	55,515	50,517
Net realized gains (loss)	1,187	3,252	2,768	5,953
Commission and other revenues	87,124	72,246	320,896	256,798

Total revenue	386,517	282,659	1,357,757	1,002,457

Loss and loss adjustment expense	194,277	139,718	678,333	471,481
Acquisition costs and other underwriting expense	114,320	79,732	398,404	302,809
Other expense	23,806	20,623	86,611	56,403
	332,403	240,073	1,163,348	830,693

Income before other, provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	54,114	42,586	194,409	171,764

Other income (expense):
Foreign currency gain (loss)	(591)	787	(2,418)	684
Interest expense	(4,045)	(2,857)	(16,079)	(12,902)
Acquisition gain on purchase	—	—	5,850	—
Net gain (loss) on life settlement contracts	(1,454)	—	46,892	11,855
	(6,090)	(2,070)	34,245	(363)

Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	48,024	40,516	228,654	171,401

Provision for income taxes	(11,749)	(9,111)	(42,372)	(47,053)
Equity in earnings of unconsolidated subsidiaries (related parties)	1,118	2,241	7,871	24,044
Net income	37,393	33,646	194,153	148,392
Non-controlling interest	530	—	(23,719)	(5,927)
Net income attributable to Amtrust Financial Services, Inc.	$37,923	$33,646	$170,434	$142,465

Operating earnings attributable to Amtrust Financial Services, Inc. (3)	$40,697	$34,515	$179,451	$138,362

Earnings per common share:
Basic earnings per share	$0.63	$0.57	$2.85	$2.39
Diluted earnings per share	$0.61	$0.56	$2.77	$2.36
Operating diluted earnings per share (4)	$0.66	$0.57	$2.91	$2.29

Weighted average number of basic shares outstanding	60,042	59,548	59,836	59,453
Weighted average number of diluted shares outstanding	62,037	60,698	61,582	60,347

Combined ratio	89.0%	87.6%	89.0%	85.3%

Return on equity	17.6%	19.0%	21.2%	22.2%
Operating return on equity (5)	18.8%	19.5%	22.3%	21.5%

Reconciliation of net realized losses:
Other-than-temporary investment impairments	$(4,066)	$—	$(4,411)	$(21,196)
Impairments recognized in other comprehensive income	—	—	—	—
	(4,066)	—	(4,411)	(21,196)
Net realized gains on sale of investments	5,253	3,252	7,179	27,149
Net realized gains	$1,187	$3,252	$2,768	$5,953

AmTrust Financial Services, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	December 31,	December 31,
	2011	2010

Cash, cash equivalents and investments	$2,082,331	$1,558,961
Premiums receivables	932,992	727,561
Goodwill and intangible assets	314,616	197,826
Total assets	5,682,554	4,182,453
Loss and loss expense reserves	1,879,175	1,263,537
Unearned premium	1,366,170	1,024,965
Trust preferred securities	123,714	123,714
Convertible senior notes	138,506	—
AmTrust's stockholders' equity	$890,563	$716,514

Book Value per Share	$14.82	$12.03

AmTrust Financial Services, Inc.

Non-GAAP Financial Measures

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Reconciliation of net income attributable to AmTrust Financial Services, Inc. to operating earnings attributable to AmTrust Financial Services, Inc.:
Net income attributable to Amtrust Financial Services, Inc.	$37,923	$33,646	$170,434	$142,465
Less: Net realized gains (loss) net of tax	771	2,114	1,799	3,869
Gain (loss) on investment in unconsolidated subsidiary net of tax (1)	—	—	(2,349)	6,792
Acquisition gain net of tax (2)	—	—	3,803	—
Foreign currency transaction gain ( loss)	(591)	787	(2,418)	684
Non cash amortization of certain intangible assets	(2,954)	(3,770)	(9,852)	(7,242)
Operating earnings attributable to AmTrust Financial Services, Inc. (3)	$40,697	$34,515	$179,451	$138,362

Reconciliation of diluted earnings per share to diluted operating earnings per share:
Diluted earnings per share	$0.61	$0.56	$2.77	$2.36
Less: Net realized gains (loss) net of tax	0.01	0.02	0.03	0.06
Gain (loss) on investment in unconsolidated subsidiary net of tax	—	—	(0.04)	0.12
Acquisition gain net of tax	—	—	0.06	—
Foreign currency transaction gain (loss)	(0.01)	0.01	(0.04)	0.01
Non cash amortization of certain intangible assets	(0.05)	(0.04)	(0.15)	(0.12)
Operating diluted earnings per share (4)	$0.66	$0.57	$2.91	$2.29

Reconciliation of return on equity to operating return on equity:
Return on equity	17.6%	19.0%	21.2%	22.2%
Less: Net realized gains (loss) net of tax	0.3%	1.2%	0.2%	0.7%
Gain (loss) on investment in unconsolidated subsidiary net of tax	—%	—%	(0.3)%	1.2%
Acquisition gain net of tax	—%	—%	0.5%	—%
Foreign currency transaction gain (loss)	(0.3)%	0.5%	(0.3)%	0.1%
Non cash amortization of certain intangible assets	(1.2)%	(2.2)%	(1.2)%	(1.3)%
Operating return on equity (5)	18.8%	19.5%	22.3%	21.5%

(1)	In 2011, the Company recorded its final purchase price adjustment related to ACAC’s 2010 purchase of GMAC’s consumer property and casualty insurance business. The Company originally recorded an after-tax gain of $6,792 related to this acquisition in 2010. ACAC finalized its purchase price accounting in 2011 and the impact on the Company’s gain on acquisition was to reduce the gain by $2,349 on an after-tax basis. As required under GAAP, the Company has recorded this adjustment in 2011 and included it as part of equity in earnings of unconsolidated subsidiaries (related parties), which was $1,118 and $7,871 for the three months and year ended December 31, 2011. This purchase price adjustment is not included in the Company’s calculation of operating earnings.

(2)	The Company recorded a gain of $5,850 and after-tax gain of $3,803 related to the renewal rights and loss portfolio transfer transaction with Majestic Insurance Company.

(3)	Operating earnings is a non-GAAP financial measure defined by the Company as net income less after-tax realized investment gain (loss), gain (loss) on investment in unconsolidated subsidiary net of tax, acquisition gain, certain amortization expense and foreign currency transaction gain (loss) and should not be considered an alternative to net income. The Company's management believes that operating earnings is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company's earnings power. The Company's measure of operating earnings may not be comparable to similarly titled measures used by other companies.

(4)	Diluted operating earnings per share is a non-GAAP financial measure defined by the Company as net income less after-tax net realized investment gain (loss), gain (loss) on investment in unconsolidated subsidiary net of tax, acquisition gain, certain amortization expense and foreign currency transaction gain (loss) divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. The Company's management believes that diluted operating earnings per share is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company’s earnings power. The Company's measure of diluted operating earnings per share may not be comparable to similarly titled measures used by other companies.

(5)	Operating return on equity is a non-GAAP financial measure defined by the Company as net income less net after-tax realized investment gain (loss), gain (loss) on investment in unconsolidated subsidiary net of tax, acquisition gain, certain amortization expense and foreign currency transaction gain (loss) divided by the average shareholders' equity for the period and should not be considered an alternative to return on equity. The Company's management believes that operating return on equity is a useful indicator of trends in the Company's underlying operations because it provides a more meaningful representation of the Company’s earnings power. The Company's measure of operating return on equity may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc.

Segment Information

(in thousands, except percentages)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Gross written premium
Small Commercial Business	$149,081	$127,811	$609,822	$465,951
Specialty Risk and Extended Warranty	306,768	252,726	1,056,511	748,525
Specialty Program	105,590	71,116	381,541	264,051
Personal Lines Reinsurance	25,322	23,212	102,598	82,295
	$586,761	$474,865	$2,150,472	$1,560,822

Net written premium
Small Commercial Business	$85,779	$69,270	$355,721	$243,146
Specialty Risk and Extended Warranty	176,600	123,458	615,563	362,100
Specialty Program	57,293	42,641	202,715	139,685
Personal Lines Reinsurance	25,322	23,212	102,598	82,295
	$344,994	$258,581	$1,276,597	$827,226

Net earned premium
Small Commercial Business	$94,494	$63,163	$320,266	$252,442
Specialty Risk and Extended Warranty	125,773	84,331	446,765	303,583
Specialty Program	53,520	41,081	171,375	140,253
Personal Lines Reinsurance	25,606	21,838	98,455	49,381
	$299,393	$210,413	$1,036,861	$745,659

Loss Ratio
Small Commercial Business	63.0%	64.5%	63.0%	61.2%
Specialty Risk and Extended Warranty	64.3%	65.6%	66.6%	63.0%
Specialty Program	67.7%	71.1%	66.9%	67.2%
Personal Lines Reinsurance	68.7%	66.0%	65.2%	64.1%
Total	64.9%	66.4%	65.4%	63.2%

Expense Ratio
Small Commercial Business	27.2%	23.5%	26.8%	24.5%
Specialty Risk and Extended Warranty	19.0%	14.7%	17.9%	16.6%
Specialty Program	27.9%	25.0%	27.6%	25.7%
Personal Lines Reinsurance	30.0%	32.5%	31.8%	32.5%
Total	24.1%	21.2%	23.6%	22.1%

Combined Ratio
Small Commercial Business	90.1%	88.0%	89.9%	85.7%
Specialty Risk and Extended Warranty	83.4%	80.3%	84.5%	79.6%
Specialty Program	95.6%	96.0%	94.6%	93.0%
Personal Lines Reinsurance	98.7%	98.5%	97.1%	96.6%
Total	89.0%	87.6%	89.0%	85.3%